Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S–3 of Net Element, Inc. of our report dated March 30, 2015, relating to the consolidated financial statements at and for the year ended December 31, 2014, which appear in the Annual Report on Form 10–K of Net Element, Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

June 9, 2015